INDEPENDENT AUDITORS' CONSENT



The Board of Directors
MacDermid, Incorporated:


We consent to incorporation by reference in the Registration Statement dated October 13, 2000 on Form S-8 of MacDermid, Incorporated Profit Sharing and Employee Stock Ownership Plan of our report dated July 14, 2000, relating to the statements of net assets available for plan benefits of the MacDermid, Incorporated Profit Sharing and Employee Stock Ownership Plan as of March 31, 2000 and 1999, and the related statements of changes in net assets available for plan benefits for the years then ended and the supplemental schedule, which report appears in the March 31, 2000 annual report on Form 11-K of MacDermid, Incorporated Profit Sharing and Employee Stock Ownership Plan.





                                                           /s/ KPMG LLP
Hartford, Connecticut
October 13, 2000